Exhibit 99.1

The TJX Companies, Inc. Reports Q3FY17 Results with Comp Sales up a Strong 5% Over Last Year’s 5% Increase

  Net sales increased a strong 7% to $8.3 billion over last year’s 5% increase
  GAAP diluted EPS of $.83 compared with $.86 in the prior year
  Adjusted diluted EPS of $.91, which excludes the negative impact of $.08 from a debt extinguishment charge and a pension settlement charge, compared with $.86 in the prior year
  The Company now estimates Fiscal 2017 diluted GAAP EPS of $3.39 to $3.41 and adjusted EPS of $3.46 to $3.48 (which excludes the debt extinguishment and pension settlement charges), versus prior guidance of $3.39 to $3.43, reflecting the Company’s strong third quarter results
  The Company expects Fiscal 2017 comparable store sales growth of approximately 4%
  Returned $570 million to shareholders in the third quarter through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 15, 2016--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 29, 2016. Net sales for the third quarter of Fiscal 2017 increased a strong 7% to $8.3 billion, and over a 5% increase last year. Consolidated comparable store sales increased a strong 5% over last year’s 5% increase. Net income for the third quarter was $550 million and diluted earnings per share were $.83. Excluding the impact of a debt extinguishment charge and pension settlement charge (described below), which combined reduced earnings per share by $.08, adjusted diluted earnings per share were $.91. This compares to diluted earnings per share of $.86 in the prior year.

For the first nine months of Fiscal 2017, net sales were $23.7 billion, a strong 8% increase over last year’s 6% increase. Consolidated comparable store sales increased a strong 5% over last year’s 5% increase. Net income for the first nine months of Fiscal 2017 was $1.6 billion and diluted earnings per share were $2.43. Excluding the impact of the third quarter debt extinguishment charge and pension settlement charge (described below), which combined reduced earnings per share by $.08, adjusted diluted earnings per share were $2.51. This compares to diluted earnings per share of $2.35 in the prior year.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “We are extremely pleased that our strong momentum in customer traffic and sales continued in the third quarter. Our consolidated comparable store sales increase of 5%, over 5% growth last year, our net sales increase of 7%, over last year’s 5% increase, and our earnings per share all significantly exceeded our expectations. Again this quarter, our comp store sales growth was primarily driven by customer traffic. We are convinced that we are gaining consumer market share across all of our divisions! Further, our merchandise margin was up strongly. We have numerous initiatives underway to drive customers to our stores this holiday selling season and keep them coming back. We will be offering consumers eclectic gift selections from around the world, all at exciting values, and shipping fresh assortments to our stores right through December and beyond. We remain laser focused on achieving our goals for 2016 and are passionate about surpassing them. We are on our way to becoming a $40 billion-plus company!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2017	FY2016	FY2017	FY2016

Marmaxx (U.S.)[5,6]	+5%	+3%	$5,253	$4,927
HomeGoods (U.S.)	+6%	+6%	$1,078	$960
TJX Canada	+8%	+10%	$855	$754
TJX International (Europe & Australia)[7]	0%	+7%	$1,105	$1,114

TJX	+5%	+5%	$8,292	$7,753

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com, tkmaxx.com and Trade Secret sales. 3Net sales in Canada, Europe and Australia include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post. 7FY2017 net sales include Trade Secret.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a two percentage point negative impact on consolidated net sales growth in the third quarter of Fiscal 2017. The overall net impact of foreign currency exchange rates had a $.01 negative impact on third quarter Fiscal 2017 earnings per share, compared with a $.01 negative impact last year.

For the first nine months of Fiscal 2017, the movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.03 negative impact on earnings per share in the first nine months of Fiscal 2017, compared with a $.02 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Debt Extinguishment Charge

On September 7, 2016, TJX issued $1.0 billion of 2.25% 10-year notes. The Company used a portion of the proceeds to redeem its $375 million 6.95% notes on October 12, 2016, prior to their scheduled maturity of April 15, 2019. The charge for the early extinguishment of this debt reduced third quarter Fiscal 2017 pretax income by $52 million.

Pension Settlement Charge

The Company recently offered eligible, former TJX Associates who had not yet commenced their pension benefit, an opportunity to receive a voluntary lump sum payout of their vested pension benefit. The payment and settlement of pension benefits, paid from pension plan assets, to participants who accepted this offer resulted in a non-cash settlement charge to the Company that reduced third quarter Fiscal 2017 pretax income by $31 million.

Margins

For the third quarter of Fiscal 2017, the Company’s consolidated pretax profit margin was 10.7%. The debt extinguishment charge and pension settlement charge (described above), reduced consolidated pretax profit margin by 1.0 percentage points. Excluding these charges, adjusted pretax profit margin was 11.7%, a 0.4 percentage point decrease compared with the prior year.

Gross profit margin for the third quarter of Fiscal 2017 was 29.5%, up 0.5 percentage points versus the prior year, primarily due to a strong increase in merchandise margin and gains related to the Company’s inventory hedges.

Selling, general and administrative costs as a percent of sales were 17.6%, up 0.9 percentage points versus the prior year’s ratio, primarily due to wage increases and investments to support growth, as the Company had anticipated.

Inventory

Total inventories as of October 29, 2016, were $4.4 billion, compared with $4.4 billion at the end of the third quarter last year. Consolidated inventories on a per-store basis as of October 29, 2016, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were down 5% on a reported basis (down 2% on a constant currency basis). The Company enters the fourth quarter in an excellent inventory position to take advantage of the plentiful buying opportunities it sees in the marketplace and ship ever-changing gift assortments to its stores throughout the holiday season.

Shareholder Distributions

During the third quarter, the Company paid out $170 million in shareholder dividends and repurchased a total of $400 million of TJX stock, retiring 5.2 million shares. For the first nine months of Fiscal 2017, the Company paid out $482 million in shareholder dividends and spent a total of $1.2 billion in repurchases of TJX stock, retiring 15.4 million shares. The Company continues to expect to repurchase approximately $1.5 to $2.0 billion of TJX stock in Fiscal 2017. The Company may adjust this amount up or down depending on various factors.

Fourth Quarter and Full Year Fiscal 2017 Outlook

For the fourth quarter of Fiscal 2017, the Company expects diluted earnings per share to be in the range of $.96 to $.98 compared to $.99 last year. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 3%. The Company also expects the combination of foreign currency and transactional foreign exchange will have an additional 6% negative impact on EPS growth. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2% over last year’s strong 6% increase.

The Company now estimates Fiscal 2017 GAAP diluted earnings per share of $3.39 to $3.41 and adjusted earnings per share of $3.46 to $3.48, versus prior guidance of $3.39 to $3.43, reflecting the Company’s strong third quarter results. The adjusted EPS range excludes the impact of the third quarter debt extinguishment and pension settlement charges (described above). The EPS outlook is based upon estimated consolidated comparable store sales growth of 4%.

The Company’s earnings guidance for the fourth quarter and full year Fiscal 2017 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the fourth quarter.

Stores by Concept

During the third quarter ended October 29, 2016, the Company increased its store count by 110 stores to a total of 3,785 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,165	1,179	33.1	33.4
Marshalls	1,013	1,027	30.5	30.8
HomeGoods	538	568	13.3	13.9
Sierra Trading Post	9	11	0.2	0.3
In Canada:
Winners	250	255	7.0	7.2
HomeSense	104	106	2.4	2.5
Marshalls	45	57	1.3	1.7
In Europe:
T.K. Maxx	473	503	14.3	15.0
HomeSense	43	44	0.9	0.9
In Australia:
Trade Secret	35	35	0.8	0.8

TJX	3,675	3,785	103.9	106.3

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of October 29, 2016, the end of the Company’s third quarter, the Company operated a total of 3,785 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,179 T.J. Maxx, 1,027 Marshalls, 568 HomeGoods and 11 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 255 Winners, 106 HomeSense, and 57 Marshalls stores in Canada; 503 T.K. Maxx and 44 HomeSense stores, as well as tkmaxx.com, in Europe; and 35 Trade Secret stores in Australia. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2017 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call with stock analysts to discuss the Company’s third quarter Fiscal 2017 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 22, 2016, or at tjx.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and new technology; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; disruptions in the second half of the fiscal year; corporate and retail banner reputation; quality, safety and other issues with merchandise; expanding international operations; merchandise importing; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015

Net sales	$8,291,688	$7,753,495	$23,716,097	$21,982,863

Cost of sales, including buying and occupancy costs	5,843,873	5,506,899	16,778,977	15,646,331
Selling, general and administrative expenses	1,462,574	1,292,401	4,190,872	3,708,596
Loss on early extinguishment of debt	51,773	-	51,773	-
Pension settlement charge	31,173	-	31,173	-
Interest expense, net	12,462	13,005	33,918	35,437

Income before provision for income taxes	889,833	941,190	2,629,384	2,592,499
Provision for income taxes	340,047	353,934	1,009,078	981,307

Net income	$549,786	$587,256	$1,620,306	$1,611,192

Diluted earnings per share	$0.83	$0.86	$2.43	$2.35

Cash dividends declared per share	$0.26	$0.21	$0.78	$0.63

Weighted average common shares – diluted	661,721	680,844	666,632	686,072

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	October 29,	October 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$2,375.5	$1,723.3
Short-term investments	450.8	399.7
Accounts receivable and other current assets	731.8	662.3
Merchandise inventories	4,384.2	4,442.0

Total current assets	7,942.3	7,227.3

Property, net of depreciation	4,318.8	4,067.0

Other assets	261.9	223.2
Goodwill and tradename, net of amortization	343.8	342.1

TOTAL ASSETS	$12,866.8	$11,859.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,686.8	$2,696.6
Accrued expenses and other current liabilities	2,207.7	2,033.5

Total current liabilities	4,894.5	4,730.1

Other long-term liabilities	1,101.5	907.1
Non-current deferred income taxes, net	315.9	257.4
Long-term debt	2,226.9	1,614.5

Shareholders’ equity	4,328.0	4,350.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,866.8	$11,859.6

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	39 Weeks Ended
	October 29,	October 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,620.3	$1,611.2
Depreciation and amortization	492.4	453.7
Loss in early extinguishment of debt	51.8	-
Pension settlement charge	31.2	-
Deferred income tax provision	52.6	(39.9)
Share-based compensation	77.4	71.1
(Increase) in accounts receivable and other assets	(115.0)	(104.8)
(Increase) in merchandise inventories	(758.6)	(1,197.8)
Increase in accounts payable	525.0	677.2
Increase in accrued expenses and other liabilities	213.9	206.7
Other	(102.7)	(20.8)

Net cash provided by operating activities	2,088.3	1,656.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(767.2)	(650.6)
Purchases of investments	(533.8)	(642.7)
Sales and maturities of investments	432.0	501.6
Other	(2.3)	(57.1)
Net cash (used in) investing activities	(871.3)	(848.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	992.5	-
Cash payments for extinguishment of debt	(426.6)	-
Cash payments for repurchase of common stock	(1,175.0)	(1,296.1)
Proceeds from issuance of common stock	110.9	81.4
Cash dividends paid	(481.8)	(404.1)
Other	47.3	54.2
Net cash (used in) financing activities	(932.7)	(1,564.6)

Effect of exchange rate changes on cash	(4.2)	(13.7)

Net increase (decrease) in cash and cash equivalents	280.1	(770.5)
Cash and cash equivalents at beginning of year	2,095.4	2,493.8

Cash and cash equivalents at end of period	$2,375.5	$1,723.3

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Net sales:
In the United States:
Marmaxx	$5,252,815	$4,926,507	$15,217,188	$14,227,800
HomeGoods	1,078,373	959,844	3,075,472	2,735,415
TJX Canada	855,473	753,630	2,297,831	2,073,189
TJX International	1,105,027	1,113,514	3,125,606	2,946,459
Total net sales	$8,291,688	$7,753,495	$23,716,097	$21,982,863

Segment profit:
In the United States:
Marmaxx	$703,092	$678,343	$2,154,238	$2,046,192
HomeGoods	149,739	134,550	415,996	367,984
TJX Canada	142,491	113,152	321,942	278,005
TJX International	87,821	115,290	145,047	192,519
Total segment profit	1,083,143	1,041,335	3,037,223	2,884,700

General corporate expense	97,902	87,140	290,975	256,764

Loss on early extinguishment of debt	51,773	-	51,773	-
Pension settlement charge	31,173	-	31,173	-

Interest expense, net	12,462	13,005	33,918	35,437
Income before provision for income taxes	$889,833	$941,190	$2,629,384	$2,592,499

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the third quarter ended October 29, 2016, TJX repurchased 5.2 million shares of its common stock at a cost of $400.0 million. For the nine months ended October 29, 2016, TJX repurchased 15.4 million shares of its common stock at a cost of $1.2 billion. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. On September 7, 2016 TJX issued $1.0 billion of 2.250% ten year notes. The Company used a portion of the proceeds to redeem its $375 million 6.950% notes prior to their scheduled maturity of April 15, 2019. On October 12, 2016 the Company completed the redemption of the 6.950% notes pursuant to the terms of the indenture and recorded pre-tax loss on the early extinguishment of debt of $51.8 million.

In addition, during the third quarter TJX offered eligible, former TJX Associates, who had not yet commenced receiving their pension benefit, an opportunity to receive a lump sum payout of their vested pension benefit. On October 21, 2016 the Company’s pension plan paid $103.7 million from pension plan assets to those who accepted this offer, thereby reducing its pension benefit obligations. The transaction had no cash impact on TJX but did result in a non-cash pre-tax pension settlement charge of $31.2 million.

The company has presented non-GAAP measures in this earnings release excluding the impact of these two third quarter charges.

3. On October 24, 2015, TJX purchased Trade Secret, an off-price retailer in Australia. The final purchase price was AUD$83 million (U.S. $59 million) which was allocated to the fair value of the assets acquired resulting in goodwill of $25.0 million. The operating results since the date of acquisition are reported together with the Company’s operations in Europe in the TJX International segment (formerly the TJX Europe segement).

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323